Exhibit 99.1


               Catalyst Semiconductor Reports 1st Quarter Results


     SANTA CLARA, Calif.--(BUSINESS WIRE)--Sept. 5, 2006--Catalyst Semiconductor, Inc. (Nasdaq:CATS), a developer and marketer of programmable and analog/mixed signal products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, today reported financial results for its first fiscal quarter ended July 31, 2006.
     For the first fiscal quarter ended July 31, 2006, Catalyst had a net loss of $228,000, or ($0.01) per share, on net revenue of $15.2 million. This compares with net income of $495,000, or $0.03 per diluted share, on net revenue of $14.7 million in the first quarter ended July 31, 2005. For the fourth quarter ended April 30, 2006, Catalyst reported net income of $270,000, or $0.02 per diluted share, on net revenue of $14.2 million.
     The first quarter net loss results from lower gross margins and the impact of stock option compensation expense. Total stock option related compensation expense was $478,000, and is a result of the adoption of FAS123R in the first fiscal quarter ended July 31, 2006.
     Net revenue from analog/mixed signal products increased to $1.4 million, or 9.4% of net revenue, in the quarter ended July 31, 2006, compared to $1.1 million, or 7.3% of net revenue, in the quarter ended July 31, 2005 and $1.2 million, or 8.2% of net revenue, in the quarter ended April 30, 2006.
     Gross margin for the quarter ended July 31, 2006 was 32.2%, compared with 39.0% for the quarter ended July 31, 2005 and 34.9% for the quarter ended April 30, 2006. The gross margin decrease from the previous quarter is primarily attributable to a decline in average selling prices due to product mix and sales of more expensive inventory acquired in previous quarters.
     Research & Development expense was $1.8 million for the quarter ended July 31, 2006, unchanged from $1.8 million for the quarters ended July 31, 2005 and April 30, 2006. Sales, General and Administrative expense was $3.9 million for the quarter ended July 31, 2006, compared to $3.4 million for the quarters ended July 31, 2005 and April 30, 2006. The increase from the previous quarters is principally attributable to compensation expense associated with outstanding stock option grants to sales, marketing and administrative personnel and the annual program grant to directors.
     Catalyst recorded a tax benefit of $240,000, or 51.2% of loss before taxes during the quarter ended July 31, 2006. This compares to a tax provision of $247,000 in the quarter ended July 31, 2005 and a tax benefit of $216,000 in the quarter ended April 30, 2006.
     As of July 31, 2006, Catalyst had cash, cash equivalents and short-term investments of $26.3 million, compared to $29.1 million as of April 30, 2006. The decrease of $2.8 million was primarily due to the purchase of $1.5 million of additional inventory and the acquisition of $1.0 million in fixed assets including $560,000 for refurbishment of the company's new owned headquarters facility located in Santa Clara, California, to which Catalyst relocated in August.

     Management Comments & Outlook

     "We continue to see competitive pressure on our product margins, particularly in the memory product lines. We believe that our ongoing transition to .35 micron products and other cost cutting measures will have a positive effect on our margins when more fully implemented. It is noteworthy that the stock option expenses of $478,000 adversely impacted our operating results," said Gelu Voicu, president and chief executive officer.
     "Another sign of progress is that analog product sales reached $1,425,000, or 9.4% of our net revenue in this quarter. We are encouraged that net revenue for our EEPROM memory products is also increasing and hope to see this trend continue," he added.

     Additional Events

     Catalyst recently formed a new wholly owned subsidiary, Catalyst Semiconductor Thailand, Ltd. to serve as its operating center for the management of its inventory and other key activities. Additionally, the Board of Directors of Catalyst announced that Dr. Roland Duchatelet, a member of the board since 1999, has joined the Company's audit committee as its fourth member.

     Investor Conference Call

     Catalyst will conduct a conference call regarding the first fiscal quarter results beginning at 2:00 p.m. (Pacific Time) today. The call will be available to all investors and media via the company's website at www.catsemi.com, at www.companyboardroom.com, or by dialing (800) 811-0667 (domestic). International callers may dial (913) 981-4901. A replay of the call will be aired from approximately 5:00 p.m. today until midnight (Pacific Time) on September 12, 2006 at the company's Web site or by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international), entering reservation number 3345350 and following operator instructions.

     About Catalyst Semiconductor

     Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Santa Clara, California. The Company is a leading supplier of high performance analog/mixed-signal solutions and nonvolatile memory products used in automotive, aircraft, telecommunications, computation, industrial and consumer markets. The Company designs and markets a broad range of analog/mixed-signal products such as LED Drivers, DC-DC Converters, GPI/O Expanders, Digitally Programmable Potentiometers (DPP(TM)), Microcontroller Supervisory circuits and other analog/mixed-signal products. Programmable products include Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, as well as NVRAM and low density Flash Memories. Typical applications include LCD displays, digital cameras, cell phones, automotive instrumentation, modems, wireless LANs, network cards, DIMM modules, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001:2000 certified. For additional information about Catalyst Semiconductor, visit our web site at www.catsemi.com.

     Forward-Looking Statements

     This earnings release contains forward-looking statements, including statements regarding the expected reduction of manufacturing costs, pressure on product margins, Catalyst's transition to .35 micron products, cost cutting measures and net revenue. These risks and uncertainties, which could cause Catalyst's results to differ materially from the forward-looking statements and include, without limitation: increased competition in the markets for Catalyst's products leading to decreased average selling prices; declining growth of the markets for Catalyst's products; declining market acceptance and demand for Catalyst's products; potential errors, latent defects, design flaws or other problems with any of Catalyst's products; volatility in supply and demand for Catalyst's products, which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity, which are required to meet Catalyst's financial targets and/or meet backlog requirements; timing, future development, cost and market acceptance of Catalyst's new products; increased regulatory requirements and costs of compliance; difficulties in implementation of a supply chain management system or failures in, or problems resulting from, Catalyst's newly-implemented enterprise resource management system; and the other risks detailed from time to time in Catalyst's Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst's Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q. Catalyst disclaims any obligation to update information contained in any forward looking statement.



                          CATALYST SEMICONDUCTOR, INC.
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                       July 31, 2006    April 30, 2006
                                       --------------   --------------
                  ASSETS
Current assets:
 Cash and cash equivalents                $12,503          $ 7,730
 Short-term investments                    13,797           21,409
 Accounts receivable, net                  10,148            9,502
 Inventories                               15,075           14,262
 Other assets                               3,424            3,255
                                       --------------   --------------
     Total current assets                  54,947           56,158

Property and equipment, net                 9,942            9,408
Deferred tax assets                         4,759            4,759
Other assets                                   95               95
                                       --------------   --------------
     Total assets                         $69,743          $70,420
                                       ==============   ==============

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                         $ 7,207          $ 7,596
 Accrued expenses                           2,572            3,002
 Deferred gross profit on
  shipments to distributors                 2,166            2,292
                                       --------------   --------------
     Total current liabilities             11,945           12,890

Total stockholders' equity                 57,798           57,530
                                       --------------   --------------
     Total liabilities and
      stockholders' equity                $69,743          $70,420
                                       ==============   ==============



              UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)


                                             Three Months Ended
                                       -------------------------------
                                        July 31,   April 30,  July 31,
                                          2006      2006        2005
                                       -------------------------------

Net revenue                             $15,225    $14,187    $14,676

Cost of revenues                         10,318      9,241      8,958
                                       ---------  ---------- ---------
Gross profit                              4,907      4,946      5,718

Research and development                  1,834      1,883      1,822
Selling, general and administration       3,860      3,446      3,364
                                       ---------  ---------- ---------
Operating income (loss)                    (787)      (283)       532

Net interest income                         319        337        210
                                       ---------  ---------- ---------
Income (loss) before income taxes          (468)        54        742

Income tax provision (benefit)             (240)      (216)       247
                                       ---------  ---------- ---------

Net income (loss)                       $  (228)   $   270    $   495
                                       =========  ========== =========

Net income (loss) per share:
    Basic                               $ (0.01)   $  0.02    $  0.03
                                       =========  ========== =========

    Diluted                             $ (0.01)   $  0.02    $  0.03
                                       =========  ========== =========

Weighted average common shares:
 outstanding:
    Basic                                16,350     16,432     16,650

    Diluted                              16,350     17,880     18,152
                                       =========  ========== =========


     CONTACT: Catalyst Semiconductor
              Rosa Vasquez, 408-542-1051
              Facsimile: 408-542-1405
              rosa.vasquez@catsemi.com